Exhibit 107

Calculation of Filing Fee Tables

FORM 424(b)(2)

(Form Type)

Core & Main, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.01 per share	457(r)(1)	5,000,000	$22.151	$110,755,000	0.00011020	$12,205.201

TOTAL	—	—	—	—	—	$110,755,000	—	$12,205.201

(1)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333- 267437), which was filed on September 15, 2022, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.